Exhibit 99.1

               AVANT Reports First Quarter 2007 Financial Results

     NEEDHAM, Mass.--(BUSINESS WIRE)--May 3, 2007--AVANT Immunotherapeutics, Inc. (Nasdaq: AVAN) today reported financial results for the first quarter ended March 31, 2007. The Company reported a net loss of $5.6 million, or $0.07 per share, for the first quarter of 2007, compared to a net loss of $3.0 million, or $0.04 per share, for the first quarter of 2006. The increase in net loss between periods primarily reflects a decrease in revenue due to a one-time milestone of $2.6 million recorded in the first quarter of 2006 and an increase in operating expense of 10.1% in 2007. At March 31, 2007, AVANT reported cash and cash equivalents of $32.6 million.

     Una S. Ryan, Ph.D., AVANT's President and Chief Executive Officer, noted that these first quarter financial results were consistent with AVANT's expectations. Dr. Ryan said, "In April, we announced a restructuring of our company. This action is aimed at reducing ongoing operational costs in certain areas no longer central to our focus, while allowing us to aggressively pursue those programs capable of creating the greatest value for AVANT as a developer of next-generation bacterial and viral vaccines. We expect this action to reduce our quarterly burn rate by approximately 18% next year, extending our current and projected near-term financial resources for approximately two years." AVANT expects to record a one-time restructuring charge of approximately $1 million in the second quarter, the cash impact of which will primarily be reflected during the second, third and fourth quarters of 2007.

     AVANT plans to concentrate on building an enhanced portfolio of viral and bacterial vaccines for global health and travelers around AVANT's core technologies and unique development and manufacturing capabilities. As such, AVANT will continue to support key partners in their development efforts but will no longer invest its resources in biodefense research and development (R&D) activities or further invest in clinical trials for the CETi cholesterol management vaccine or TP10 programs. AVANT will continue to seek partnerships for its cardiovascular programs.

     "Vaccines have become the fastest growing segment of the global pharmaceutical market, projected to increase almost 11% annually between 2005 and 2010, thanks to new technologies and greater support for R&D and vaccine purchasing," Dr. Ryan said. "AVANT is continuing to pursue opportunities in the growing market for travelers' vaccines, as well as address the larger market for new and improved viral vaccines - initially influenza."

     To this end, in February 2007, AVANT announced an R&D partnership with Select Vaccines Limited (ASX: SLT), an Australian biotechnology company, focused on the use of Select Vaccines' virus-like particles (VLPs) as a platform technology for the development of viral vaccines. The R&D efforts will initially target the development of vaccines against influenza, including both seasonal and pandemic forms, with the opportunity to expand the collaboration to two other disease targets.

     Further Financial Highlights

     Revenues for the first quarter of 2007 were $1.2 million, compared with revenues of $3.7 million for the first quarter of 2006. The decrease in product development and licensing revenue in 2007 reflects a one-time milestone payment of $2.6 million recorded in the first quarter of 2006. In the first quarter of 2007, AVANT recognized $879,209 in product royalty revenue consisting of $425,156 related to Paul Royalty Fund's (PRF) purchased interest in Rotarix(R) net royalties and $454,053 related to royalty expense payable to Cincinnati Children's Hospital Medical Center (CCH). In the first quarter of 2006, AVANT recognized $550,803 in product royalty revenue related to PRF's purchased interests in the net royalties from Rotarix(R) worldwide net sales. The decrease in government contracts and grants revenue in 2007 compared to 2006 primarily reflects reduced levels of vaccine development work billable to DVC LLC in 2007.

     Increased operating expenses primarily resulted from an increase in research and development expenses of approximately $610,000, due primarily to increases in research and development personnel and related costs, laboratory materials and services, and non-personnel operating and facility-related costs associated with operations of the Needham and Fall River facilities in 2007 compared to 2006. These increases were offset in part by declines in clinical trials costs, consulting expenses and royalty expense. R&D expenses include $454,053 and $600,000 of royalty expense payable to CCH at March 31, 2007 and 2006, respectively. The increase in operating expenses also resulted from higher general and administrative expenses of approximately $64,000, primarily due to increases in consulting expenses and legal expenses, partly offset by lower personnel and related costs. AVANT had higher investment income in 2007, primarily reflecting higher interest rates and higher cash balances between periods.

     Marketed Programs

     GlaxoSmithKline has continued to pursue the global commercialization of Rotarix(R), which has now been approved in over 65 markets worldwide, including the European Union. It has been reported that GSK will file for market approval in the United States in 2007. If GSK achieves U.S. approval for Rotarix(R) in 2008, AVANT will receive a $10 million royalty payment from Paul Royalty Fund.

     Clinical Development Program Update

     In February 2006, the NIAID of the National Institutes of Health (NIH) initiated a Phase 1/2 in-patient dose-escalation clinical trial aimed at demonstrating the safety and immunogenicity of AVANT's Ty800 typhoid fever vaccine. The NIAID trial seeks to assess the safety and immunogenicity of the Ty800 single dose, oral vaccine. AVANT expects that results of this study will be released in mid-2007. AVANT plans to initiate its own sponsored Phase 2 dose-ranging trial of Ty800 in mid-2007.

     In 2005, AVANT with its partner, the International Vaccine Institute (IVI), announced the successful completion of a Phase 2 trial of CholeraGarde(R), AVANT's cholera vaccine, in Bangladesh where cholera is endemic. With support from the Gates Foundation, IVI is now planning to initiate further Phase 2 and Phase 3 studies of CholeraGarde(R) beginning later in 2007.

     In the second half of 2007, AVANT expects to initiate a Phase 1 trial of its ETEC E. coli vaccine candidate. AVANT's long-term goal is to develop a combination vaccine containing CholeraGarde(R), Ty800, S. paratyphi and ETEC as a "super enteric vaccine" to address the travelers' market.

     Manufacturing:

     AVANT has the capability to manufacture vaccines for Phase 2 and 3 clinical testing to current Good Manufacturing Practices (cGMP) standards through its own state-of-the-art manufacturing facility for the production of live, attenuated bacterial vaccines. AVANT has produced clinical trial supplies of ETEC vaccine for the Phase 1 study planned to start later in 2007.

     Webcast and Conference Call

     Dr. Ryan and Mr. Catlin will host a conference call and live audio webcast at 11:00 AM EDT on Thursday, May 3, 2007 to discuss AVANT's First Quarter 2007 financial results. To access the conference call, dial 866-510-0676 (within the United States), or 617-597-5361 (if calling from outside the U.S.). The passcode for participants is 85291645. An audio replay will be available approximately two hours after the call for approximately one week and can be accessed by dialing 888-286-8010 (within the U.S.), or 617-801-6888 (if calling from outside the U.S.). The passcode I.D. number is 74784203. The replay will also be broadcast via the Company's website www.avantimmune.com approximately two hours after the live call. Additionally, a copy of this press release is available by contacting Investor Relations at (781) 433-0771.

     About AVANT Immunotherapeutics, Inc.

     AVANT Immunotherapeutics, Inc. discovers and develops innovative vaccines and therapeutics that harness the human immune system to prevent and treat disease. AVANT has three products on the market and four of AVANT's products are in clinical development. AVANT's pipeline includes products for travelers' vaccines and global health needs based on AVANT's oral, rapid-protecting, single-dose and temperature stable vaccine technology.

     Additional information on AVANT Immunotherapeutics, Inc. can be obtained through our site on the World Wide Web: http://www.avantimmune.com.

     Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: This release includes forward-looking statements that are subject to a variety of risks and uncertainties and reflect AVANT's current views with respect to future events and financial performance. There are a number of important factors that could cause the actual results to differ materially from those expressed in any forward-looking statement made by AVANT. These factors include, but are not limited to: (1) the integration of multiple technologies and programs; (2) the ability to adapt AVANT's vectoring systems to develop new, safe and effective orally administered vaccines against anthrax and plague or other any other microbes used as bioweapons and other disease causing agents;
(3) the ability to successfully complete product research and further development, including animal, pre-clinical and clinical studies, and commercialization of CholeraGarde(R) (Peru-15), Ty800, ETEC E. coli vaccine, VLPs and other products and AVANT's expectations regarding market growth; (4) the cost, timing, scope and results of ongoing safety and efficacy trials of CholeraGarde(R) (Peru-15), Ty800, ETEC E. coli vaccine and other preclinical and clinical testing; (5) the ability to negotiate strategic partnerships or other disposition transactions for AVANT's cardiovascular programs, including TP10 and CETi; (6) the ability of AVANT to manage multiple clinical trials for a variety of product candidates; (7) our expectations regarding our technological capabilities and expanding our focus to broader markets for vaccines; (8) our expectations regarding the cost of funding our development partnership with Select Vaccines Limited for the influenza vaccine, the opportunity to extend to other disease targets, and AVANT's ability to develop products through this collaboration; (9) changes in existing and potential relationships with corporate collaborators; (10) the availability, cost, delivery and quality of clinical and commercial grade materials produced at AVANT's own Manufacturing facility or supplied by contract manufacturers and partners; (11) the timing, cost and uncertainty of obtaining regulatory approvals; (12) the ability to develop and commercialize products before competitors that are superior to the alternatives developed by competitors; (13) the ability to retain certain members of management;(14) AVANT's expectations regarding research and development expenses and general and administrative expenses; (15) AVANT's expectations regarding cash balances, capital requirements, anticipated royalty payments (including those from Paul Royalty Fund), revenues and expenses, including infrastructure expenses; (16) our belief regarding the validity of our patents and potential litigation; and (17) certain other factors that might cause AVANT's actual results to differ materially from those in the forward-looking statements include those set forth under the headings "Business," "Risk Factors" and Management's Discussion and Analysis of Financial Condition and Results of Operations" in each of AVANT's Annual Report on Form 10-K, its Quarterly Reports on Form 8-K, as well as those described in AVANT's other press releases and filings with the Securities and Exchange Commission, from time to time. You should carefully review all of these factors, and you should be aware that there may be other factors that could cause these differences. These forward-looking statements were based on information, plans and estimates at the date of this press release, and we do not promise to update any forward-looking statements to reflect changes in underlying assumptions or factors, new information, future events or other changes.


                    AVANT IMMUNOTHERAPEUTICS, INC.


 CONSOLIDATED STATEMENT                               Quarter
 OF OPERATIONS DATA                               Ended March 31,
----------------------------------------------------------------------
                                                 2007         2006
                                                    (Unaudited)
 OPERATING REVENUE
 Product Development and Licensing
  Agreements                                 $     8,086  $ 2,619,974
 Government Contracts and Grants                 262,259      500,207
 Product Royalties                               911,852      586,306
----------------------------------------------------------------------

 Total Revenue                                 1,182,197    3,706,487
----------------------------------------------------------------------

 OPERATING EXPENSE
 Research and Development                      4,958,702    4,348,707
 General and Administrative                    2,051,977    1,988,514
 Amortization of Acquired Intangible Assets      240,048      248,778
----------------------------------------------------------------------

 Total Operating Expense                       7,250,727    6,585,999
----------------------------------------------------------------------

 Operating Loss                               (6,068,530)  (2,879,512)

 Investment and Other Income, Net                442,251      280,521
----------------------------------------------------------------------

 Loss before Provision for Income Taxes       (5,626,279)  (2,598,991)

 Provision for Income Taxes                            -      372,000
----------------------------------------------------------------------

 Net Loss                                    $(5,626,279) $(2,970,991)
----------------------------------------------------------------------

 Basic and Diluted Net Loss per
  Common Share                               $     (0.07) $     (0.04)
----------------------------------------------------------------------
 Weighted Average Common
  Shares Outstanding                          75,183,981   74,231,999
----------------------------------------------------------------------



 CONDENSED CONSOLIDATED
 BALANCE SHEETS                               March 31,   December 31,
----------------------------------------------------------------------
                                                 2007         2006
                                             (Unaudited)
 ASSETS
 Cash and Cash Equivalents                   $32,573,796  $40,911,539
 Other Current Assets                          1,350,755    1,491,955
 Property and Equipment, net                  15,551,013   13,967,800
 Intangible and Other Assets, net              4,868,199    5,108,248
                                             ------------ ------------
  Total Assets                               $54,343,763  $61,479,542
                                             ============ ============

 LIABILITIES AND STOCKHOLDERS' EQUITY
 Current Liabilities                         $10,207,669  $10,084,313
 Long-Term Liabilities                       $47,500,786   49,234,249
 Stockholders' Equity                         (3,364,692)   2,160,980
                                             ------------ ------------
  Total Liabilities and Stockholders' Equity $54,343,763  $61,479,542
                                             ============ ============


     CONTACT: AVANT Immunotherapeutics, Inc.
              Una S. Ryan, Ph.D., 781-433-0771
              President and CEO
              or
              Avery W. Catlin, 781-433-0771
              Chief Financial Officer
              info@avantimmune.com
              or
              For Media:
              Joan Kureczka, 415-821-2413
              Kureczka/Martin Associates
              jkureczka@comcast.net